Deloitte & Touche LLP
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                          San Francisco, CA 94105-2230
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INDEPENDENT AUDITORS' CONSENT


The Parnassus Fund:

We consent to (a) the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 2-93131 of the Parnassus Fund on Form N-1A of our report dated January 17, 1997 appearing in the Fund's 1996 Annual Report to Shareholders in the Statement of Additional Information, which is part of such Registration Statement, (b) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and (c) the reference to us under the heading "General Information" in such Prospectus.


Deloitte & Touche LLP
April 24, 1997